                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

          ------------------------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       October 13, 1998
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                            Merrill Lynch & Co., Inc.
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             (Exact Name of Registrant as Specified in its Charter)

    Delaware                          1-7182                    13-2740599
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    (State or Other                 (Commission              (I.R.S. Employer
    Jurisdiction of                 File Number)             Identification No.)
     Incorporation)

World Financial Center, North Tower, New York, New York         10281-1332
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    (Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code:          (212) 449-1000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report.)

Item 5.  Other Events
---------------------

Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated October 13, 1998, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three- and nine-month periods ended September 25, 1998. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals and a provision for costs related to staff reductions, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented, have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of September 25, 1998 were approximately $425 million, $9.4 billion, $55.1 billion, $1.8 billion, and $26.15, respectively.

On October 13, 1998, Merrill Lynch reported a third quarter net loss of $164 million, which included an after-tax provision for costs related to staff reductions of $288 million ($430 million pre-tax). These results compare with profits of $502 million in the 1997 third quarter and $551 million in the 1998 second quarter. Excluding the staff reduction provision, Merrill Lynch recorded third quarter net earnings of $124 million.

The net loss per common share was $.49 basic and diluted for the 1998 third quarter. Excluding the staff reduction provision, earnings per common share were $.32 basic and $.28 diluted. Those earnings, on a cash basis, which also exclude the effect of goodwill amortization, were $.42 per share on a diluted basis for the 1998 third quarter. Third quarter return on average common equity prior to the staff reduction provision was approximately 5%.

The staff reduction program will include reductions in the workforce through severance and attrition of approximately 3,400 personnel, or about 5% of Merrill Lynch's global workforce of approximately 65,000. In addition, full-time equivalent consultants, mainly involved in technology projects, will be reduced by approximately 900. The staff reduction provision covers primarily severance costs, as well as costs to terminate long-term contracts and leases related to personnel reductions and business resizing.

Net revenues declined 7% from the 1997 third quarter to $3.8 billion.

Commissions revenues rose 9% from the 1997 third quarter to $1.4 billion due to record fees from global listed securities and increased mutual fund activity. Principal transactions revenues decreased 71% from the 1997 third quarter to $279 million as a result of mark-to-market losses in fixed-income products attributed to widening credit spreads, diminished liquidity and counterparty losses in emerging markets. Trading revenues from interest rate and currency swaps also decreased. Revenues for U.S. equities declined modestly from the 1997 third quarter, but were up from the 1998 second quarter. Revenues from non-U.S. equities rose sharply from a year ago.

Investment banking revenues were $711 million, down 2% from the 1997 third quarter. Strategic services fees reached record levels as a result of increased merger and acquisition activity from continued consolidation in many industries. Underwriting revenues were affected by an industrywide slowdown late in the quarter due to volatility in global financial markets, with declines in several categories including high-yield and common equities.

Asset management and portfolio service fees were $995 million, up 36% from the 1997 third quarter. Growth in assets under management, primarily driven by the acquisition of Mercury Asset Management, and increases in fee-based products, such as Merrill Lynch Consults (Registered Trademark), Financial Advantage (Service Mark), Mutual Fund Advisor (Service Mark), and Asset Power (Registered Trademark), led to the advance.

Other revenues increased 38% from the 1997 third quarter to $199 million. Net interest profit decreased 14% to $216 million.

Non-interest expenses increased 21% from the 1997 third quarter to $4.1 billion. Excluding the staff reduction provision, $78 million of costs related to the launch of Merrill Lynch Japan Securities Co., and goodwill amortization, non-interest expenses rose 5%. Non-interest expenses, excluding the staff reduction provision, decreased by 8% from the 1998 second quarter.

Compensation and benefits, the largest expense category, was down 4% to $2.0 billion. Lower incentive compensation from reduced profitability was partially offset by higher Financial Consultant productivity and increased headcount attributable in part to recent acquisitions. Compensation and benefits expense was 52.2% of net revenues in the 1998 third quarter, compared with 50.7% in the corresponding 1997 period.

Communications and technology expense was $487 million, up 49% from the 1997 third quarter because of increased systems consulting costs related to the Year 2000 and European Monetary Union initiatives, and higher technology-related depreciation. Occupancy and related depreciation rose 21% to $227 million as a result of global expansion.

Professional fees increased 25% to $165 million due in part to higher costs for various strategic market studies and one-time integration costs for Midland Walwyn. Advertising and market development expense was $203 million, up 37% from the 1997 third quarter as a result of higher sales promotion and recognition program costs and increased travel. Brokerage, clearing, and exchange fees rose 31% to $186 million, primarily due to $28 million in custody and clearing costs for Mercury Asset Management.

Goodwill amortization, a non-cash expense, increased from $16 million in the 1997 third quarter to $55 million in the 1998 third quarter as a result of the Mercury Asset Management acquisition. Other expenses were $292 million in the 1998 third quarter, down 2% from the comparable 1997 period.

The effective tax rate was 36.4%, compared with 34.8% in the 1997 third quarter.

Net earnings for the first nine months were $915 million, compared with $1.5 billion for the 1997 nine months. Nine-month earnings before the staff reduction provision were $1.2 billion, 18% below the comparable 1997 period. Year-to-date diluted earnings per common share including and excluding the staff reduction provision were $2.18 and $2.89, respectively, down from $3.64 in the comparable 1997 period.

Earnings before the staff reduction provision, on a cash basis, which also exclude goodwill amortization, were $1.4 billion, versus $1.5 billion in the 1997 nine months. On the same basis, nine-month diluted earnings per share were $3.30, compared with $3.76 in the corresponding 1997 period.

All prior periods have been restated to reflect the Midland Walwyn acquisition as required under pooling-of-interests accounting.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

     (c)  Exhibits.
          --------

          (99) Additional Exhibits

               (i) Preliminary Unaudited Earnings Summary for the three- and nine-month periods ended September 25, 1998.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                         MERRILL LYNCH & CO., INC.
                                --------------------------------------------
                                                 (Registrant)

                                By:         /s/ E. Stanley O'Neal
                                    ---------------------------------------
                                                E. Stanley O'Neal
                                                Executive Vice President
                                                and Chief Financial Officer

Date:  October 13, 1998

                                  EXHIBIT INDEX

Exhibit No.    Description                                                       Page
-----------    -----------                                                       ----
(99)           Additional Exhibits

               (i)  Preliminary Unaudited Earnings Summary for the three- and     7-8
                    nine-month periods ended September 25, 1998.
